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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Associates First Capital Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-0876639
(State of incorporation or Organization)	(I.R.S. Employer Identification No.)

250 E. Carpenter Freeway, Irving Texas	75062
(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the	If this form relates to the
registration of a class of securities	registration of a class of securities
pursuant to Section 12(b) of the	pursuant to Section 12(g) of the
Exchange Act and is effective	Exchange Act and is effective
pursuant to General Instruction	pursuant to General Instruction
A.(c), please check the following	A.(d), please check the following
box. [X]	box. [ ]

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered____
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None.

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Item 1. Description of Registrant’s Securities to be Registered.

In connection with the Agreement and Plan of Merger dated as of September 5, 2000 (as amended and restated, the "Merger Agreement"), between Citigroup Inc. ("Citigroup") and Associates First Capital Corporation ("Associates"), Associates and First Chicago Trust Company of New York, as rights agent (the "Rights Agent"), entered into Amendment No. 1, dated as of September 5, 2000 ("Amendment No. 1"), to the Rights Agreement, dated as of April 13, 1998, between Associates and the Rights Agent (the "Rights Agreement"), in order to, among other things, amend: (i) Section 1(a) of the Rights Agreement to provide that none of Citigroup or its affiliates or associates will be an Acquiring Person (as defined in the Rights Agreement) solely because of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement; (ii) Section 1(o) of the Rights Agreement to provide that a Stock Acquisition Date (as defined in the Rights Agreement) will not occur solely because of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement; and (iii) Section 3(a) of the Rights Agreement to provide that a Distribution Date (as defined in the Rights Agreement) will not occur solely because of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Merger Agreement.

Amendment No. 1 is incorporated herein by reference, and the foregoing description of Amendment No. 1 is qualified in its entirety by reference to Amendment No. 1.

Item 2.  Exhibits.

4	Amendment No. 1, dated as of September 5, 2000, to Rights Agreement, dated as of April 13, 1998, between Associates First Capital Corporation and First Chicago Trust Company of New York.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 11, 2000

ASSOCIATES FIRST CAPITAL CORPORATION

By: /s/ Chester D. Longenecker
Name: Chester D. Longenecker
Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit No	Description
4	Amendment No. 1, dated as of September 5, 2000, to Rights Agreement dated as of April 13, 1998, between Associates First Capital Corporation and First Chicago Trust Company of New York.

Exhibit 4

AMENDMENT NO. 1
TO
RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of September 5, 2000 (the "Amendment") to the Rights Agreement dated as of April 13, 1998 (the "Rights Agreement") between Associates First Capital Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent"). Capitalized terms used without definition herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Company and Citigroup (as defined below) shall enter into the Merger Agreement (as defined below), pursuant to which, among other things, the Company will merge with and into Citigroup;

WHEREAS, no Person (as defined in the Rights Agreement) is an Acquiring Person (as originally defined in the Rights Agreement and as amended below) as of the date hereof, and the Company deems it necessary and desirable to amend the Rights Agreement in accordance with Section 27 thereof; and

WHEREAS all actions necessary to make this Amendment a valid agreement according to its terms have been performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent;

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

            1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

"Notwithstanding anything in this Agreement to the contrary, none of Citigroup (as hereinafter defined) nor any of its Affiliates or Associates shall be deemed to be an ‘Acquiring Person’ solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under the Agreement and Plan of Merger dated as of September 5, 2000 (as the same may be amended from time to time, the "Merger Agreement"), between the Company and Citigroup Inc., a Delaware corporation ("Citigroup"), in the manner provided for therein, including without limitation, the Merger (as defined in the Merger Agreement)."

            2. Amendment of Section 1(o). Section 1(o) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

"Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to occur solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under the Merger Agreement, in the manner provided for therein, including without limitation, the Merger."

            3. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

"Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to occur solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under the Merger Agreement, in the manner provided for therein, including without limitation, the Merger."

            4. Effectiveness. This Amendment shall be deemed effective immediately prior to the execution and delivery of the Merger Agreement. Pursuant to Section 27 of the Rights Agreement, this Amendment will be effective without any action by the Rights Agent. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            5. Miscellaneous. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above.

Attest:
By: /s/ Chester D. Longenecker__ Name: Chester D. Longenecker Title: General Counsel and Secretary
ASSOCIATES FIRST CAPITAL CORPORATION
By: /s/ Keith W. Hughes______ Name: Keith W. Hughes Title: Chairman and Chief Executive Officer

Acknowledged:	FIRST CHICAGO TRUST COMPANY OF NEW YORK
By: /s/ Steven A. McDonough__ Name: Steven A. McDonough Title: Managing Director